Exhibit 8.3

[Letterhead of Sullivan & Cromwell LLP]

July 28, 2016

Barclays Bank PLC,

1 Churchill Place,

London E14 5HP,

United Kingdom.

Ladies and Gentlemen:

We have acted as your United States tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of an unspecified aggregate initial offering price or number of senior secured debt securities, which are unsubordinated obligations having a stated maturity of Barclays Bank PLC, an English public limited company (the “Bank”). We hereby confirm to you that our opinion is as set forth under the caption “Tax Considerations – U.S. Taxation” in the prospectus dated July 28, 2016 (the “Prospectus”), included in the Registration Statement on Form F-3 ASR (No. 333-212571), as amended (the “Registration Statement”).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the

Barclays PLC	- 2 -

reference to us under the heading “Tax Considerations – U.S. Taxation” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Sullivan & Cromwell LLP